UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 7, 2011

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 7, 2011, in connection with the Delaware General Corporation Law ("DGCL") Section 203 waiver given by Palatin Technologies, Inc. (the "Company") to Biotechnology Value Fund, L.P. ("BVF"), described under Item 8.01, below, the Company and BVF entered into a Letter Agreement (the "Letter Agreement"), providing that at any time BVF beneficially owns more than 14.99% of the then-outstanding shares of the Company's common stock, par value $0.01 per share ("Common Stock"), BVF will vote any shares it beneficially owns in excess of 14.99% of the then-outstanding shares of Common Stock in the same proportion as the stockholders of the Company, other than management and directors, at any annual or special meeting of stockholders at which members of the Board are to be elected.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.01 hereto and is incorporated herein by reference.

Item 8.01. Other Events

Waiver of Delaware Section 203 Interested Party Business Combination Stockholder Supermajority Vote Requirement.

Under the DGCL, if a party, and affiliated entities, owns 15% or more of the Company's Common Stock (an "Interested Party") and within three years from obtaining that ownership is also a party in a proposed Business Combination, as that term is defined in DGCL, involving the Company, then DGCL Section 203 requires approval of the transaction by stockholders who hold two-thirds of our outstanding Common Stock, excluding shares held by the Interested Party or its affiliates. The Company has waived this special two-thirds vote level requirement for BVF so long as BVF does not own 25% or more of the Company’s Common Stock. This does not waive any other rights the Company may have, including, without limitation, those in DGCL or its Amended and Restated Certificate of Incorporation.

The Company is not currently in discussions with BVF regarding a Business Combination. BVF is not required to acquire additional shares of the Company's Common Stock and BVF's decision, if any, to acquire additional shares of Common Stock will be made by BVF alone.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.01  Letter Agreement dated October 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: October 7, 2011	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President, Chief Financial Officer and Chief Operating Officer